Biocept

ADVANCING
DIAGNOSTICS
TO IMPROVE CANCER TREATMENTS

The CEE Solution Personalized Medicine from a Liquid Biopsy Issuer Free Writing Prospectus Filed Pursuant to Rule 433 Registration No. 333-191323 Date: January 15, 2014

Forward–Looking Statements
This presentation contains, and any accompanying oral presentation would no doubt contain, forward-looking statements, within the meaning of the Private
Securities Litigation Reform Act of 1995, regarding us (Biocept, Inc.) and our business.  Forward-looking statements include all statements that are not historical facts and generally can be identified by terms such as anticipates, believes, could, estimates, expects, intends, may, plans, potential, predicts, projects, should, will, would, or the negative of those terms and similar expressions.
Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.  For details about these risks, please see our SEC filings.
All forward looking statements contained in this presentation speak only as of the date hereof, and except as required by law, we assume no obligation to update these forward-looking statements whether as a result of any new information, future events, changed circumstances or otherwise.

FWP Statement

This presentation highlights basic information about us and the offering to which this communication relates. Because it is a summary, it does not contain all of the information that you should consider before investing in our common stock.
We have filed a registration statement (including a prospectus, which currently is in preliminary form)
with the US Securities and Exchange Commission for the offering to which this presentation relates. The registration statement has not yet become effective. Before you invest, you should read the preliminary prospectus in the registration statement (including the risk factors described therein) and other documents we have filed with the SEC for more complete information about us and the offering.
You may access these documents for free by visiting EDGAR on the SEC website at http://www.sec.gov
The preliminary prospectus, dated January 10, 2014, is available on the SEC Web site at
http://www.sec.gov/Archives/edgar/data/1044378/000119312514007841/d567346ds1a.htm
Alternatively, we or any underwriter participating in the offering will arrange to send you the preliminary prospectus and, when available, the final prospectus and/or any supplements thereto if you contact Aegis
Capital Corp., Prospectus Department, 810 Seventh Avenue, 18th Floor, New York, NY 10019, telephone:
212-813-1010, e-mail: prospectus@aegiscap.com

Issuer	Biocept, Inc.
Exchange/Ticker	NASDAQ Capital Market / BIOC
Shares Offered	1,818,181 (100% Primary)
Price Range	$10.00 - $12.00
Use of Proceeds	• Sales and Marketing for test offerings • Research and Development • Automation and scale up
Book Running Mgr. Co-managers	Aegis Capital Corporation Feltl & Company, MLV & Company

Biocept

Initial Public Offering Summary 4

Biocept

Biocept

OncoCEE-BR CTC Enumeration and HER2 FISH

Peripheral Blood / CTC DETECTED

Summary

Results

Result | Value or Ratio

Reference Range

Not Amplified

Amplified

Comment:

Methodology:

Intended Use:

Page 1 of 2

Biocept

Business Overview CLIA facility in San Diego, CA Genomic test results sent to physicians R&D Clinical Development CLIA Lab R&D, test kits manufactured and samples analyzed 5 Manufacturing

Investment Highlights
• OncoCEE™: measures circulating tumor cells (CTCs)
• OncoCEE-BR™ : first commercialized test for breast cancer
• CEE-Selector™: platform expansion for mutation analysis
• Robust test pipeline focused on solid tumor genomic diagnostics including lung, breast, colon, prostate and melanoma
• Established, certified and scalable CLIA lab
• Clear path to market penetration
• Established research collaborations and strategic partnerships

Commercial stage cancer diagnostics company with ground-breaking technology platform utilizing a simple blood test

David Hale *Executive Chairman*	• Chairman and CEO of Hale BioPharma Ventures with over 35 years in life science companies • Current or past chairman of Santarus, Conatus, Micromet (acquired by Amgen), SkinMedica (acquired by Allergan) • CEO of Hybritech (acquired by Lilly), Gensia (acquired by Teva)
Michael Nall *President and CEO*	• More than 25 years in healthcare commercial operations • 13 years in cancer diagnostics and genomics • Most recently GM N. American Sales and Marketing for Clarient, a GE Healthcare Company
Bill Kachioff *SVP, Finance and CFO*	• More than 20 years life sciences experience • 14 years of experience in public company finance • Abbott Labs, Cutera, Coulter Pharmacuetical, Althea, Vivus • Diverse finance and operations management experience
Lyle Arnold, Ph.D. *SVP, R&D and CSO*	• Senior R&D Leadership at Gen-Probe, Incyte Genomics, Genta • Founder/ Co-founder Oasis Biosciences, Molecular Biosystems, Aegea Biotechnologies • Former faculty member, UCSD School of Medicine and member, UCSD Cancer Center • 39 issued US and 140 issued and pending patents worldwide
Farideh Bischoff, Ph.D. *VP Translational Research*	• Former Associate Professor and member, Cancer Center at Baylor College of Medicine • Postdoc at MD Anderson and Baylor College of Medicine • More than 130 peer reviewed papers and book chapters

Conatus Pharmaceuticals
micromet
SANTARUS, INC.
CLARIENT A GE Healthcare Company
VIVUS
CUTERA
Abbott A Promise for Life
UC San Diego
GEN-PROBE
Baylor College of Medicine
THE UNIVERSITY OF TEXAS MD Anderson Cancer Center Making Cancer History

Biocept

Biocept Executive Team 7

Cancer Type	New Cases/ Year	Living with Cancer	Deaths/ Year
Breast	232,340	2,829,041	39,620
Prostate	238,590	2,617,682	29,720
Lung	228,190	399,431	159,480
Colorectal	142,820	1,154,481	50,830
Melanoma	76,690	921,780	9,480
Total	918,630	7,922,415	289,130

Biocept

US Market Opportunity 8 * Incidence, prevalence and deaths data provided by National Cancer Institute: http://seer.cancer.gov/statfacts/

$ Billions

3
2.5
2
1.5
1
0.5
0
2010
2015
2017
N. America*
Global**

CAGR
22.9% for US

Biocept

Molecular Cancer Testing Market
*GEN Magazine, Bold Prediction for Future Cancer Tests         *Frost and Sullivan – Market Research 2011
**Jain Pharma Biotech June 2011
Market Characteristics:
•
Increased reliance on molecular diagnostics for treatment decisions
•
Expanding use of targeted therapies
•
Greater sophistication of oncology diagnostics
•
Limited by need for tumor tissue

Limitations of Tissue Biopsy

Cancer is a heterogeneous disease
— Molecular properties differ within a tumor
— Primary tumor biopsy may not reflect current disease condition
— Therapy causes changes in tumor cells
Biopsy is invasive
— May not be feasible based on patient condition or tumor accessibility
— Impractical for periodic monitoring  for progression / recurrence
Biopsy tissue is limited
— Greater demand due to molecular profiling
Liquid Biopsy Addresses Limitations in Standard of Care
Liquid Biopsy Addresses Limitations in Standard of Care
— Surgery is costly

New Molecular Paradigm – Liquid Biopsy
•
CTCs – Circulating Tumor Cells, ctDNA – Circulating tumor DNA
•
CTCs and ctDNA: demonstrated surrogate for tumor tissue biopsy
•
Can be captured and characterized for biomarkers, similar to tissue
•
Liquid biopsy repeatable throughout treatment, particularly when tissue unavailable
•
66% of researchers say analysis of CTCs will be standard of care in the next 4 years
*

*CTC industry overview – Hanson and Wade  2013
Solid tumors shed
CTCs and ctDNA
into blood
CTCs and ctDNA travel
via bloodstream
CTCs & ctDNA analyzed for
patient treatment decisions
Breast cancer CTC

Step 1- Identify breast cancer

Step 2- Confirm with a biopsy

Step 3- Additional testing, including CTC testing

Step 4- Surgery and tissue analysis

Step 5- Treatment decisions informed by CTC testing

Step 6- Monitoring: additional CTC testing

Biocept

OncoCEE-BR™
Commercially Available Breast Cancer Diagnostic
OncoCEE-BR
TM
, a simple blood test
•
Confirm tumor characterization (HER2, ER, PR)
•
Reduce false negatives – identify more patients for therapy
•
Monitor patient response to therapy
•
Detect metastasis, recurrence and biomarker conversion
•
Define tumor status to aid therapy selection when tissue not available

13 CEE Technology Overview Farideh Bischoff, PhD VP Translational Medicine

The OncoCEE™ Platform Solution
• Isolate and analyze CTCs in Biocept CLIA lab
• Significantly reduced “no result” or “non-reportable” cases due to greater sensitivity and broader capture
• On demand, current genomic status of tumor
• Monitoring for drug efficacy and tumor recurrence
• Enables improved patient outcomes at reduced cost of care
• Can be adapted for wide range of cancer types

Simple blood test for prognosis, therapy selection and monitoring for cancer patients
Personalized Biomarker Analysis

OncoCEE™ Personalized Genomic Diagnostics

EGFR/ALK/ROS1
K-ras
B-raf
ZELBORAF®
(vemurafenib)
TARCEVA® (erlotinib)
&
IRESSA® (gefitinib) /
&
XALKORI ®(crizotinib)
ERBITUX®
(cetuximab)
&
VECTIBIX®
(panitumumab)
HER2
HERCEPTIN®
(trastuzumab )
The Right Therapy for the Right Patient at the Right Time
OncoCEE-BR™
Breast Cancer
OncoCEE-ME™
Melanoma
OncoCEE-CR™
Colorectal Cancer
OncoCEE-LU™
Non-small Cell
Lung Cancer

Circulating Tumor Cells (CTCs)

- Detection, enumeration and cytogenetic/ molecular analysis in blood or bone marrow samples

Biocept

OncoCEE CTC Testing 16 CTC Capture ICC for Protein FISH for Genes Plasma Buffy Coat – CTCs Red Blood Cells

CEE® Microfluidic Channel
• Patented arrangement of posts optimized for ultra-sensitive rare cell capture
• Mounted on glass slide and transparent, enabling direct microscopic visualization of captured CTCs
• Multiple assays can be performed on captured CTCs
• Cells can be released for further analysis, including CEE-Selector mutation analysis, and for next generation sequencing at Biocept or with industry partners

OncoCEE™ Platform CellSearch (J&J) Platform
Proprietary CTC antibody capture cocktail
Not limited to “traditional” epithelial CTCs
Captures more CTCs
•
Single capture antibody
•
Limited to “traditional” epithelial CTCs
Immediate post-capture biomarker analysis
•
No biomarker analysis offered
Developing tests applicable to broad range
of solid tumors
•
Only available for Breast, Colon, Prostate
OncoCEE™
A New Standard in Oncology Diagnostics

% of Cases with Positive Detection of ≥1 CTC
100
90
80
70
60
50
40
30
20
10
0
Breast (n=30)
CRC (n=20)
Prostate (n=16)
Lung (n=22)
Tumor Type
Biocept
CellSearch

Biocept

Published CTC Enumeration Comparison* Traditional Definition of CTCs (CK+, CD45-, DAPI+) 19 *Pecot et al, Cancer Discovery, Dec. 2011

Biocept Technology Detects More CTCs

•
Traditional definition of CTC
•
Biocept captures more of these
due to antibody cocktail and
microfluidic channel design
•
Frequently, HER2 positive tumor cells are
CK negative
*
•
CK negative cells missed by competitors
•
Biocept captures these types of cells
* Mayer et al. Cancer Genetics, 2011
CK Positive/HER2+ CK Negative/HER2+

21 CEE Selector Overview Lyle Arnold, PhD Chief Scientific Officer

CEE-Selector Platform (Launch Expected 2014)

CTC Capture
Plasma – ctDNA
Buffy Coat – CTCs
Red Blood Cells
EGFR
K-ras
B-raf
ZELBORAF®
(vemurafenib)
ERBITUX®
(cetuximab)
&
VECTIBIX®
(panitumumab)
TARCEVA® (erlotinib) &
IRESSA® (gefitinib)

Advantages of CEE-Selector™
Platform
•
Allows for both CTC and ctDNA analysis
•
Detects 1 mutation out of >10,000 normal DNA
•
Works with various nucleic acid targets (DNA and RNA)
•
Compatible with sequencing and PCR instruments
•
Multiplexing reduces costs and enhances reimbursement
•
Potential applications in all stages of cancer

Mutation determination sensitivity 10-100x better
than competing platforms*
* Biocept internal data

Pre-2013
2013
2014
2015
HER2
ER
PR
Breast cancer
Bone marrow for breast cancer
FISH
Mutation
Non-small cell lung cancer
Gastric cancer
Colorectal cancer
Melanoma
Prostate cancer

Biocept

24 OncoCEE-BR™ Product Validation- CLIA Product Development- R&D and TCD OncoCEE-BR™ (DTC) OncoCEE-PR™ OncoCEE-LU™ OncoCEE-CR™ OncoCEE-ME™ OncoCEE-GA™ Product Development Pipeline

Product	Tumor Type	OncoCEE™ CTC	CEE-Selector™
OncoCEE-BR™ (launched)	Breast	Enumeration of CTCs , HER2, ER, PR	Currently no clinically actionable mutations identified
OncoCEE-GA™	Gastric	Enumeration of CTCs, HER2	Currently no clinically actionable mutations identified
OncoCEE-LU™	Lung	Enumeration of CTCs, ALK, ROS1	EGFR, K-ras, B-raf mutations
OncoCEE-CR™	Colon	Enumeration of CTCs, EGFR	K-ras, B-raf mutations
OncoCEE-PR™	Prostate	Enumeration of CTCs, AR, and PTEN deletion (blood or bone marrow)	Currently no clinically actionable mutations identified
OncoCEE-ME™	Melanoma	Enumeration of CTCs	B-raf and N-ras mutations

Biocept

25 OncoCEE™ Product Profiles

Established CLIA Facility
•
CLIA inspected and certified
•
CAP accredited for high complexity
testing
•
Manufacturing and Lab Operations in place
•
Scalable for future growth
•
Laboratory Information System with client portal
•
Adjacent clinical development and research facility

Targeted Commercialization Strategy
• Raise awareness of the value of CTCs and ctDNA
• Drive OncoCEE-BR adoption
– Market directly to oncologists
– Develop key opinion leader speakers
• Build relationships with patient advocacy groups
• Publish studies with major cancer centers
• Participate in medical meetings / symposia
• Deepen payor relationships and expand reimbursement coverage
• Expand strategic partnerships with pharma and biotech for personalized diagnostics

Driving Adoption for Growth
12 Month Commercial Team
Build
•
Head of sales and marketing
•
Regionally based sales team
•
Sales team for Pharma
•
Managed care expert
•
Internal marketing
•
Leverage partner sales forces
3 year sales team plan

Reimbursement Strategy
•
Utilize established CPT codes
–
Medicare covers analysis component of testing
–
Select private payors cover CTC capture, enumeration and
analysis
–
Seeking Medicare coverage for capture and enumeration
•
Diversify revenue streams
–
Grow clinical trial business and other fee for service channels
–
Establish new revenue sources through partnerships
•
Perform health economics studies against tissue biopsy

Dana-Farber

- Metastatic Breast Cancer patients with HER2 negative primary biopsy
- CTC HER2 positive patients, as detected by OncoCEE-BR, placed on Herceptin
- Sponsored by Genentech
- Results expected in 2014

MD Anderson

- Recently diagnosed breast cancer patients
- 18.8% of patients with HER2 negative primary biopsy found to be HER2 positive by OncoCEE-BR
- Published in Cancer Medicine – April 2013

Other studies

Cancer Medicine
AIP
Oncology
Cancer Genetics
CANCER DISCOVERY

- Four additional peer reviewed published studies validating technology
- Additional pending studies with collaborators
- Planned study in Non Small Cell Lung Cancer

30 Clinical Utility Studies

CEE-Sure™
Stability
Transport Tube
Patent pending

Patented
CEE®
Microfluidic Channel

Outlet
Inlet
DEMO

OncoCEE™
Chemistry: Antibody
Cocktail
Patent pending

CEE-Selector™
Mutation Analysis
Patent pending

Biocept

Intellectual Property

Biocept Developed Solutions
One US and associated
foreign patents pending
Two issued US patents and
two issued foreign patents;
multiple pending US and
foreign  patents
Two US and  associated
foreign patents pending for
capture; one US and
associated foreign patents
pending for detection
One US and associated
foreign patents pending

PLAN
TACTICS
GROWTH
PROFIT
SUCCESS SYNERGY
CREATIVITY
STRATEGY

Biocept

Use of Proceeds to Drive Growth
•
Sales and Marketing investment to
commercialize test offerings (~$5 Million)
•
Research and Development, including
clinical utility studies, future test validation
and enhancements (~$5 million)
•
Operational Efficiency: automation and
scale up (~$3 million)
•
General and Corporate Purposes

Shares Outstanding (in thousands)	%
Common Stock[1]	2,460	72%
Equity Awards[2]	579	17%
Warrants[3]	398	11%
Fully Diluted Shares Outstanding	3,437	100%

Biocept

Pre-IPO Capital Structure 33 1 Assuming conversion of all preferred stock and convertible debt to common stock. 2 Average option strike price of $5.13 3 Strike price is IPO price, assuming $11

FOUNDATION MEDICINE

Market cap $664M

NeoGenomics Laboratories

Market cap $219M

CLARiENT

Sold to GE Healthcare $576M

veracyte

Market cap $335M

genomic health

Market Cap $907M

GENOPTIX MEDICAL LABORATORY

Sold to Novartis - $470M

Biocept

34 Comparables * As of January 10, 2014

Investment Highlights
• OncoCEE™: measures circulating tumor cells (CTCs)
• OncoCEE-BR™ : first commercialized test for breast cancer
• CEE-Selector™: platform expansion for mutation analysis
• Robust test pipeline focused on solid tumor genomic diagnostics including lung, breast, colon, prostate and melanoma
• Established, certified and scalable CLIA lab
• Clear path to market penetration
• Established research collaborations and strategic partnerships

Commercial stage cancer diagnostics company with ground-breaking technology platform utilizing a simple blood test

Biocept

ADVANCING DIAGNOSTICS
TO IMPROVE CANCER TREATMENTS

The CEE Solution Personalized Medicine from a Liquid Biopsy